Exhibit 99.2

To make a valid election, this form must be received by [Name of Paying Agent] no later than 5:00 p.m., New York City time, on           , 2007.

Form of Election
Return this form to
[Name of Paying Agent] as follows:

Do you need
assistance?
Call Innisfree
M&A
Incorporated
1-877-456-3427

By Mail:	By Hand:	By Overnight Delivery:
[Name of Paying Agent] [Address] [Address] [Address]	[Name of Paying Agent] [Address] [Address] [Address]	[Name of Paying Agent] [Address] [Address] [Address]
1. About You and Your Shares – INDICATE ADDRESS CHANGE AS NECESSARY BELOW.

CCU Account Number:

Certificate Number:	Number of Shares Evidenced by Certificate:
Total Shares:
2. Type of Election and Required Signatures – COMPLETE A & B – REVIEW INSTRUCTIONS BEFORE COMPLETING.
A) Type of Election:
     Number of Shares:

☐ 1.	Cash Election: Exchange the number of shares of CCU common stock set forth directly above for all cash.

     Number of Shares:

☐ 2.	Stock Election: Exchange the number of shares of CCU common stock set forth directly above for shares of Holdings Class A common stock, subject to adjustment, proration and cutback pursuant to the individual cap, with cash in lieu of fractional shares.

B) Required Signatures – ALL CCU SHAREHOLDERS MUST SIGN BELOW.

Signature of Stockholder	Date

Signature of Stockholder	Date

Area Code and Daytime Phone